EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NightHawk Radiology Holdings, Inc. and subsidiaries on Form S-1 of our report dated November 25, 2005 (January 23, 2006 as to Note 13) relating to the consolidated financial statements of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company), appearing in the Prospectus, which is part of the Registration Statement (File No. 333-128820).

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boise, ID.

February 8, 2006